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                                                                  EXHIBIT 99.1

                           APPLIED INNOVATION REPORTS
                      SECOND QUARTER 2005 FINANCIAL RESULTS

              SECOND QUARTER SALES INCREASE 40% OVER PREVIOUS YEAR

AT APPLIED INNOVATION:
Andrew J. Dosch
Vice President and Chief Financial Officer
(614) 798-2000

DUBLIN, OHIO (JULY 20, 2005) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended June 30, 2005.

Sales for the three months ended June 30, 2005 rose to $8.0 million compared to $5.7 million in the second quarter of 2004. The solid sales growth was attributable to the continued strong demand from the Company's domestic wireline customers. Net income was $741,000, or $0.05 per share, for the second quarter of 2005, compared to a net loss of $1.2 million, or $0.08 per share, for the same period last year.

The Company generated $476,000 of cash flow from operations during the quarter and had $27.4 million of cash and investments as of June 30, 2005.

For the six months ended June 30, 2005, sales totaled $15.0 million compared to $11.6 million for the first six months of 2004. Net income was $459,000, or $0.03 per share, for the first six months of 2005 compared to a net loss of $2.3 million, or $0.15 per share, for the same period in 2004.

President and CEO William H. Largent said, "Our second quarter sales results exceeded internal plans as we benefited from ongoing broadband network deployments in our primary markets. We were able to grow sales sequentially from the first quarter and significantly improve sales compared to last year's second quarter. For the first time since 2001, we achieved net income for the first six months of the year."

Mr. Largent continued, "Overall, we are pleased with our business execution during the quarter and for the first half of the year. We continue to add innovative applications to our solution set as we further align with our customers across all markets. The cost reductions enacted during the past year, combined with an improved industry capital spending environment, helped us return to profitability."

RECENT HIGHLIGHTS
During the second quarter of 2005, the Company:

     o Received recognition via a half-page ad in the April 22 edition of the Wall Street Journal as one of the outstanding suppliers to SBC Communications Inc. for the Company's contributions in the Product and Service Performance category.

     o Received initial orders for AIbadger XT, the Company's environmentally hardened wireless site management device, from a new Tier 1 U.S. wireless customer.

     o Received significant follow-on orders for fiber-to-the-home applications from the Company's two largest wireline customers.

     o Delivered the Company's first product associated with a major IP video deployment by one of the Company's largest wireline customers.

     o Received follow-on orders from the Company's customers in Brazil and South Africa primarily in support of xDSL initiatives.


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     o    Gained approval as the standard RF Repeater Monitoring solution for the Company's largest wireless customer.

     o Received orders totaling approximately $500,000 from a competitive carrier to facilitate network management consolidation of acquired properties.

OTHER OPERATING RESULTS
Overall gross profit for the second quarter of 2005 was $4.5 million compared to $2.9 million for the second quarter of 2004. As a percentage of sales, gross profit improved to 56% for 2005 from 51% in 2004.

Gross profit on product sales was $3.3 million, or 52%, on sales of $6.4 million for the second quarter of 2005. For the same period last year, gross profit was $2.1 million, or 50%, based on sales of $4.2 million. Increased sales volumes and reductions in manufacturing costs contributed to the improvement in gross margin over the prior year period.

Services gross profit for the quarter ended June 30, 2005 was $1.2 million, or 75% of services sales of $1.6 million. For the second quarter of 2004, services sales of $1.5 million generated gross profit of $854,000, or 57% of services sales. Services gross margins improved from last year's second quarter due primarily to reduced personnel and other related costs. Additionally, relatively higher margin maintenance contracts and network management services comprised a larger proportion of total services sales in the second quarter of 2005 as compared to 2004.

Research and development (R&D) expenses were $941,000 for the second quarter of 2005 compared to $1.3 million for the comparable quarter of 2004. As a percentage of total quarterly sales, R&D expenses were 12% in 2005 and 23% in 2004. The reduction in R&D expense was primarily due to the Company's continued focus on cost containment. Quarterly R&D expenses for the remainder of 2005 are expected to be slightly higher than those in the second quarter primarily due to R&D headcount additions anticipated in the second half of the year.

Selling, general and administrative (SG&A) expenses decreased to $2.6 million for the second quarter of 2005, or 33% of sales, compared to $3.4 million, or 60% of sales, for the second quarter of 2004. The decrease in SG&A spending was primarily attributable to reduced discretionary spending, including travel, as a result of the Company's ongoing cost containment efforts. For the remaining quarters in 2005, SG&A expenses are expected to be slightly higher than in the second quarter as the Company plans to increase its number of sales and marketing personnel.

The Company's effective tax rate was 37% for the first half of 2005, comparable to 36% in last year's first half.

COMPANY STRATEGIC UPDATE

As detailed in previous Company communications during the first quarter of 2005, one of the tasks to be undertaken by President and Chief Executive Officer Bill Largent was an evaluation of strategic alternatives for the Company. During the first and second quarter of 2005, the Company actively pursued such alternatives. While there were indications of interest in an acquisition of the Company, they were on terms that were determined not to be in the best interests of the Company's shareholders. No formal offers to purchase were received. The process was concluded in May 2005.

"We must always be looking to maximize shareholder value," said Largent. "Without looking at our alternatives, we would not know if there was indeed a better way to serve our shareholders, employees and customers. The results of the process indicate that a focus on growing the business as an independent entity is the best current path."

Mr. Largent concluded, "While the active process has ended, the Company has a continued obligation to evaluate strategic alternatives should they arise."

INDUSTRY AND COMPANY OUTLOOK
Mr. Largent stated, "During the first half of this year, we have observed an increase in investment in the wireline market focused primarily on the construction of next-generation broadband networks. We have worked hard to position our products as standard elements of these deployments and have experienced an increase in sales associated with these initiatives. We have also begun identifying new network and performance management opportunities as a result of the transition of these networks to large scale operation and are focusing product development resources in these areas. In the wireless market, we are particularly excited about receiving our first orders for AIbadger XT from a new Tier 1 U.S. wireless customer. We can now count two of the top three U.S. wireless service providers as Applied Innovation customers."

"Our international sales volume increased from the first quarter as we continued to receive follow-on orders from South Africa and Brazil in support of broadband network initiatives in those countries. During the second quarter, we also received a follow-on order for our sensor management solution from our U.S. government national laboratory customer. The sensor management market is clearly in the emerging stage at this time. We continue to devote business development resources in this area to ensure that we are correctly positioned when the market is ready," added Mr. Largent.

"For the third quarter of 2005, we expect sales to range from $8 million to $10 million, representing flat to modest growth when compared with this year's second quarter sales. Third quarter 2005 sales are not likely to exceed last year's third quarter sales which included the receipt of a number of delayed orders from one of our largest wireline customers upon the conclusion of their labor strike. We are experiencing more stabilized buying patterns in 2005," concluded Largent.

ABOUT APPLIED INNOVATION
Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Dublin, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.AppliedInnovation.com.

SAFE HARBOR STATEMENT
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: quarterly R&D expenses expected for the remainder of 2005 (paragraph 11); SG&A expenses expected for the remaining quarters in 2005 (paragraph 12); and third quarter of 2005 sales ranging from $8 million to $10 million (paragraph 19). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2005 and thereafter; that the anticipated demand for the products and services offered by the Company will decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to hire technical staff; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                         (Unaudited)        (Unaudited)
                                                        Jun. 30, 2005      Jun. 30, 2004
                                                        -------------      -------------
Cash and cash equivalents                                  $ 7,217            $ 9,774
Short-term investments                                       9,462              6,922
Accounts receivable, net                                     3,893              4,658
Inventory, net                                               3,012              2,392
Other current assets                                         1,445              1,490
                                                           -------            -------
     Current assets                                         25,029             25,236
Property, plant and equipment, net                           6,120              6,541
Investments                                                 10,747              9,002
Goodwill                                                     3,526              3,526
Other assets                                                 2,878              3,093
                                                           -------            -------
     Total assets                                          $48,300            $47,398
                                                           =======            =======

Accounts payable                                               683                853
Accrued expenses                                             2,731              2,704
Deferred revenue                                             1,256                901
                                                           -------            -------
     Total current liabilities                               4,670              4,458
Stockholders' equity                                        43,630             42,940
                                                           -------            -------
     Total liabilities and stockholders' equity            $48,300            $47,398
                                                           =======            =======


SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                              Three Months Ended                      Six Months Ended
                                                   Jun. 30,                               Jun. 30,
                                                   ---------                              --------
                                             2005               2004                2005               2004
                                             ----               ----                ----               ----
Sales                                    $     8,021         $     5,717         $    14,954        $    11,565
Cost of sales                                  3,539               2,780               6,416              5,670
                                         -----------         -----------         -----------        -----------
    Gross profit                               4,482               2,937               8,538              5,895
R&D                                              941               1,294               2,095              2,685
SG&A                                           2,594               3,372               5,152              6,797
Restructuring charges                            (29)                228                 896                228
                                         -----------         -----------         -----------        -----------
    Income (loss) from operations                976              (1,957)                395             (3,815)
Interest and other income, net                   199                  94                 333                180
                                         -----------         -----------         -----------        -----------
    Income (loss) before taxes                 1,175              (1,863)                728             (3,635)
Income tax expense (benefit)                     434                (671)                269             (1,309)
                                         -----------         -----------         -----------        -----------
    Net Income (loss)                    $       741         $    (1,192)        $       459        $    (2,326)
                                         ===========         ===========         ===========        ===========
Diluted EPS                              $      0.05         $     (0.08)        $      0.03        $     (0.15)
Diluted shares                            15,237,524          15,067,259          15,212,952         15,065,091




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SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                                    Three Months Ended                 Six Months Ended
                                                         Jun. 30,                          Jun. 30,
                                                         --------                          --------
                                                   2005             2004             2005             2004
                                                   ----             ----             ----             ----
Cash flows from operating activities:
    Net income (loss)                            $    741         $ (1,192)        $    459         $ (2,326)
    Depreciation and amortization                     185              346              397              688
    Deferred income tax                               234           (1,169)             234           (1,169)
    Other non-cash charges                             (5)             (18)              17               80
    Working capital changes, net                     (679)            (897)             392              748
                                                 --------         --------         --------         --------
Net cash provided by (used in)
    operating activities                              476           (2,930)           1,499           (1,979)
                                                 --------         --------         --------         --------

Cash flows from investing activities:
     Purchases of PP&E                                 (3)            (161)              (3)            (523)
     Changes in investments, net                   (4,439)            (575)          (4,300)            (312)
     Other, net                                         2             --                 20               16
                                                 --------         --------         --------         --------
Net cash used in investing activities              (4,440)            (736)          (4,283)            (819)
                                                 --------         --------         --------         --------

Cash flows from financing activities:
     Proceeds from issuance of stock                   36               25              227              136
                                                 --------         --------         --------         --------
Net cash provided by financing activities              36               25              227              136
                                                 --------         --------         --------         --------

Decrease in cash and cash equivalents              (3,928)          (3,641)          (2,557)          (2,662)
Cash and cash equivalents -
       beginning of period                         11,145           13,010            9,774           12,031
                                                 --------         --------         --------         --------
Cash and cash equivalents -
       end of period                             $  7,217         $  9,369         $  7,217         $  9,369
                                                 ========         ========         ========         ========
